                                                                      Exhibit 11


                    Computation of Net Loss Per Common Share

                                MGI PHARMA, INC.

                                  (Unaudited)



The following information is required in computations of primary and fully diluted loss per common share in each year ended December 31:

                                        Year Ended December 31,
                              -------------------------------------------
                                  1995           1994           1993
                              -------------  -------------  -------------
Loss:
  Loss                         $(2,614,478)   $(9,696,946)  $(11,722,877)

Common shares:
  Adjusted weighted shares
    outstanding (a)             12,508,639     11,784,027     11,414,517

Loss per common share:
   Net loss                         $(0.21)        $(0.82)        $(1.03)


(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.